Filed pursuant to Rule 433

Registration Nos. 333-278983 and 333-278983-03

September 3, 2024

Final Term Sheet

TotalEnergies Capital

(A wholly-owned subsidiary of TotalEnergies SE)

$750,000,000 4.724% Guaranteed Notes Due 2034

$1,000,000,000 5.275% Guaranteed Notes Due 2054

$1,250,000,000 5.425% Guaranteed Notes Due 2064

Guaranteed on an unsecured, unsubordinated basis by TotalEnergies SE

Issuer	TotalEnergies Capital
Guarantee	Payment of the principal of, premium, if any, and interest on the notes is guaranteed by TotalEnergies SE
Format	SEC-registered global notes
Title	$750,000,000 4.724% Notes Due 2034 (the “2034 Notes”) $1,000,000,000 5.275% Notes Due 2054 (the “2054 Notes”) $1,250,000,000 5.425% Notes Due 2064 (the “2064 Notes”)
Total Initial Principal Amount Being Issued	$750,000,000 (2034 Notes) $1,000,000,000 (2054 Notes) $1,250,000,000 (2064 Notes)
Issue Price	100.000% (2034 Notes) 100.000% (2054 Notes) 100.000% (2064 Notes)
Pricing Date	September 3, 2024
Expected Settlement Date	September 10, 2024 (T+5)
Maturity Date	September 10, 2034 unless earlier redeemed (2034 Notes) September 10, 2054 unless earlier redeemed (2054 Notes) September 10, 2064 unless earlier redeemed (2064 Notes)
Day Count	30/360
Day Count Convention	Following, unadjusted
Business Days	New York
Optional Redemption Terms

Prior to June 10, 2034 (three months prior to their maturity), make-whole call at any time at a discount rate of the Treasury Rate plus 15 basis points; par call at any time on or after June 10, 2034 (2034 Notes).

Prior to March 10, 2054 (six months prior to their maturity), make-whole call at any time at a discount rate of the Treasury Rate plus 20 basis points; par call at any time on or after March 10, 2054 (2054 Notes).

Prior to March 10, 2064 (six months prior to their maturity), make-whole call at any time at a discount rate of the Treasury Rate plus 20 basis points; par call at any time on or after March 10, 2064 (2064 Notes).

Tax call at par
Interest Rate	4.724% per annum (2034 Notes) 5.275% per annum (2054 Notes) 5.425% per annum (2064 Notes)

Benchmark Treasury	3.875% due August 15, 2034 (2034 Notes) 4.625% due May 15, 2054 (2054 Notes) 4.625% due May 15, 2054 (2064 Notes)
Benchmark Treasury Price	100-08 (2034 Notes) 108-05 (2054 Notes) 108-05 (2064 Notes)
Benchmark Treasury Yield	3.844% (2034 Notes) 4.145% (2054 Notes) 4.145% (2064 Notes)
Spread To Benchmark Treasury	+88 bps (2034 Notes) +113 bps (2054 Notes) +128 bps (2064 Notes)
Yield To Maturity	4.724% (2034 Notes) 5.275% (2054 Notes) 5.425% (2064 Notes)
Date Interest Starts Accruing	September 10, 2024
Interest Payment Dates	Each March 10 and September 10
First Interest Payment Date	March 10, 2025
Regular Record Dates for Interest	Each February 23 and August 26
Trustee	The Bank of New York Mellon
Listing	None
Denominations	$2,000 and increments of $1,000
Expected Ratings of the Notes	Moody’s: A1
Standard & Poor’s: A+
Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by TotalEnergies Capital and TotalEnergies SE and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.
CUSIP / ISIN	89157XAD3/US89157XAD30 (2034 Notes) 89157XAE1/US89157XAE13 (2054 Notes) 89157XAF8/US89157XAF87 (2064 Notes)
Selling Restrictions	European Economic Area, France, United Kingdom, Canada, Hong Kong, Japan, Singapore, Switzerland, Taiwan, Dubai International Financial Centre, Abu Dhabi Global Market and South Korea

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Managers	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC Santander US Capital Markets LLC SG Americas Securities, LLC

The issuer has filed a registration statement including a prospectus and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling Citigroup Global Markets Inc. toll-free at +1 (800) 831-9146, HSBC Securities (USA) Inc. toll-free at +1 (866) 811-8049, J.P. Morgan Securities LLC collect at +1 (212) 834-4533, Mizuho Securities USA LLC toll-free at +1 (866) 271-7403, Santander US Capital Markets LLC toll-free at +1 (855) 403-3636 or SG Americas Securities, LLC toll-free at +1 (855) 881-2108.

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